Deer Consumer Products, Inc. Announces New Stock Symbol “DCPD” Effective April 24, 2009

New York April 23, 2009  Deer Consumer Products, Inc. (OTC Bulletin Board: DCPI - News; Website: http://www.deerinc.com ), a market leader in the design, manufacture and sale of home and kitchen electronics targeting both international and the Chinese domestic markets today announced that the Company has received approval from the Nasdaq to change its stock symbol from “DCPI” to “DCPD”, effective April 24, 2009 as a result of a reverse stock split of 1 for 2.3 shares.

After the stock split, Deer will have a total of 10,231,522 shares of common stock issued and outstanding.

In 2008, Deer reported $43.8 in revenues, $3.4 million in net income and earnings per share (EPS) of $0.17 before the reverse stock split as filed with the SEC in our annual report 10K. The Company’s year-end is December 31.

Bill He, Deer's Chairman and Chief Executive Officer commented: "Today’s action was taken specifically for the purpose of potentially listing our shares on a national stock exchange. The quick approval for reverse share split received from the Nasdaq today is a key step forward towards potentially achieving that goal. Deer intends to apply for listing on the Nasdaq in the very near future.”

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. is a U.S. public company headquartered in China. Supported by more than 103 patents, Deer is a market leader in the design, manufacture and sale of home and kitchen electric appliances targeting the vast Chinese domestic consumer markets as well as customers in more than 40 countries worldwide. Deer's product lines include blenders, juicers, pressure cookers and other home appliances designed to improve home lifestyles in today's fast-paced society. With more than 100 global and domestic clients/branded products including Black & Decker, Ariete-Disney, Toastmaster, Magic Bullet, Back to Basics, and Wal-Mart, Deer has enjoyed rapid sales and earnings growth in recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Contact:

James Chiu
Chief Operating Officer
Deer Consumer Products, Inc.
Tel: 011-86-755-86028312